Exhibit 99.1

Media Contact: William H. Galligan, 816-983-1551, William.h.galligan@kcsr.com

KCS Announces Acceptance and Payment for Early Tender from Holders of KCSM’s 9.375%
Senior Notes Due 2012

Kansas City, Missouri, January 22, 2010 – Kansas City Southern (“KCS”) (NYSE: KSU) announced today that its wholly-owned subsidiary, Kansas City Southern de México, S.A. de C.V. (the “Company”) has accepted for purchase tenders of $290 million aggregate principal amount of its 9.375% Senior Notes due 2012 (CUSIP Nos. 872402AK8) (ISIN Nos. US872402AK85) (the “2012 Notes”). The 2012 Notes accepted for purchase were tendered at or prior to 5:00 p.m. New York City time, Thursday, January 21, 2010 (the “Early Tender Time”), pursuant to the Company’s previously-announced tender offer for the 2012 Notes. The terms and conditions of the tender offer are set forth in the Company’s Offer to Purchase dated as of January 7, 2010 (the “Offer to Purchase”).

As previously announced in the press release on January 7, 2010, the tender offer will expire at midnight, New York City time, on February 4, 2010, unless extended (the “Expiration Time”). Since the $290.0 million tender cap set forth in the Offer to Purchase has been reached by the Early Tender Time, the Company has elected to exercise its option to not accept any additional tenders from holders of the 2012 Notes during the period remaining until the Expiration Time, as described in the Offer to Purchase. Approximately $423 million aggregate principal amount of 2012 Notes were validly tendered at or prior to the Early Tender Time.  As set forth in the Offer to Purchase, the Company will accept for purchase only such portion of each holder’s validly tendered 2012 Notes such that the aggregate principal amount of 2012 Notes purchased in connection with the tender offer does not exceed $290 million (68.591% proration factor rounded down to the nearest thousand).  Pursuant to the Offer to Purchase, tendered 2012 Notes may not be withdrawn. All 2012 Notes tendered but not accepted for purchase will be promptly returned to tendering holders.

Holders whose 2012 Notes have been accepted for purchase pursuant to the tender offer will be entitled to receive $1,041.25, payable in cash, for each $1,000.00 principal amount of 2012 Notes accepted for purchase, as well as accrued and unpaid interest to, but not including, the settlement date.  The Company plans to settle payment for the 2012 Notes accepted for purchase on January 22, 2010.

The Company has engaged Banc of America Securities LLC as the Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Banc of America Securities LLC Debt Advisory Services at (888) 292-0070 (U.S. toll-free) or at (980) 388-9217. Requests for copies of the Offer to Purchase and any other documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at (800) 659-5550 (U.S. toll-free) or (212) 269-5550.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any of the 2012 Notes. The tender offer is being made solely pursuant to the terms and conditions described in the Offer to Purchase.

Headquartered in Kansas City, MO., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the ”Risk Factors” and the ”Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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